Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES FUND

This Certificate of Trust of Legg Mason Permal Global Active Strategies Fund, a statutory trust, which proposes to register under the Investment Company Act of 1940, as amended (the “Statutory Trust”), filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Sections 3801 et seq.), sets forth the following:

FIRST:  The name of the Statutory Trust is Legg Mason Permal Global Active Strategies Fund.

SECOND:  As required by 12 Del. Code Sections 3807(b) and 3810(a)(1)(b), the name and business address of the Statutory Trust’s Registered Agent for Service of Process and the address of the Statutory Trust’s Registered Office are:

Registered Agent	Address of Statutory Trust’s Registered Office and Business Address of Registered Agent

National Registered Agents, Inc.	160 Greentree Drive, Suite 101 Dover, Delaware 19904

The name and business address of the initial trustee of the Statutory Trust is as follows:

Name	Business Address

R. Jay Gerken	c/o Legg Mason Partners Fund Advisor, LLC Eighth Avenue, 49th Floor New York, NY 10017

THIRD:  The nature of the business or purpose or purposes of the Statutory Trust is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares or units of beneficial interest, investing primarily in securities.

FOURTH:  The trustee of the Statutory Trust reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

FIFTH:  This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the initial trustee of Legg Mason Permal Global Active Strategies Fund, has duly executed this Certificate of Trust as of this 4th day of March, 2008.

/s/ R. Jay Gerken
R. Jay Gerken, as Trustee and not individually